Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated March 21, 2017, in this Registration Statement (Form S-6 No. 333-215490) of Smart Trust 301, comprising Smart Trust, New York Municipal Portfolio of Closed-End Funds Trust, Series 14.

/s/ Grant Thornton LLP

Chicago, Illinois
March 21, 2017